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                                                                    EXHIBIT 10.2

                   AMENDMENT TO CORPORATE SERVICES AGREEMENT


      The Corporate Services Agreement dated the 11th day of June 2002 (the "Agreement") by and between Value City Department Stores, Inc. and its wholly owned subsidiaries ("VCDS") and Schottenstein Stores Corporation ("SSC") is amended as follows:

      1. Name Change. Except as otherwise specifically noted, the reference to Value City Department Stores, Inc. and its wholly owned subsidiaries, throughout the Agreement, is changed to Retail Ventures, Inc. and its subsidiaries ("RVI")

      2. Section 3. Legal Advice and Legal Services. Effective January 31, 2004, SSC ceased billing RVI for services provided by SSC's in-house legal staff to RVI. On a going forward basis, the parties may mutually agree to engage the in-house legal staff of SSC for consultation and advice for the performance of legal services at rates agreed upon by the parties.

      3. Section 5. Insurance and Risk Management. Effective June 29, 2003, RVI took over all risk management and the insurance administration for RVI, including, but not limited to, property and safety management. SSC continued to administer prior general liability claims and workers' compensation claims under policies for which SSC was the Guarantor until the administration of these prior claims were transferred to RVI by July, 2004.

      4. Section 6. Store Planning, Design and Construction. Effective ___, 200_, SSC Store Planning, Design and Construction ceased performing services to RVI

      5. Section 7. Import Agency Services. Effective the 3rd day of August, 2003, SSC ceased providing import services to RVI.

      6. Section 9. Travel. Effective January 31, 2004, SSC ceased operating a travel department for its subsidiaries, including RVI.

      7. Section 11. Offset. Effective as of June 11, 2002, this Section is restated to read as follows:

            SSC shall have the right to offset any amounts owed to SSC by RVI against any payments then owed by SSC to RVI. RVI shall have the right to offset any amounts owed to RVI by SSC against any payments then owed by RVI to SSC.

      8. Additional Services. Effective February 1, 2005, the parties agree that, should additional services be desired, they will negotiate in good faith with each other the nature of those services and the payment to be made therefore, provided that before any additional services may be provided to RVI by SSC, the terms thereof must be approved


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in advance by the Audit Committee of the Board of Directors of RVI, or if
applicable the Audit Committee of the Board of Directors of DSW Inc.

      9. Continuance of Liability Under the Agreement. The parties are executing this amendment for the purpose of reflecting the changed responsibilities for the furnishing of the referenced services and not to change the responsibilities which may accrue or may have accrued under the Agreement regardless of the effective date of this amendment.

      10. Effective Date. This amendment to the Agreement shall be effective the first day of February, 2005. All terms of the Agreement shall remain in full force and effect, except as amended, modified or restated by this amendment.

      IN WITNESS WHEREOF, the parties have caused this amendment to the Agreement to be signed by their respective officers, thereunto duly authorized, as of the date first above written.

                              SCHOTTENSTEIN STORES CORPORATION

                              By: ____________________________________


                              RETAIL VENTURES, INC.

                              By: _____________________________________